EXHIBIT 10.1

UNITED STATES DISTRICT COURT

DISTRICT OF MINNESOTA

	:	Civil Action No. 04-1155
IN RE ZOMAX, INC. SECURITIES	:	(DWF/SRN)
LITIGATION	:
:

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement dated as of April 25, 2005 (the “Stipulation”) is made and entered into by and among Lead Plaintiff, Dungan, Ltd. on behalf of the Class (as hereinafter defined) (collectively referred to hereinafter as the “Plaintiffs”), and Defendants, Zomax, Inc. (“Zomax”) James T. Anderson (“Anderson”), James E. Flaherty (“Flaherty”) and Michelle S. Bedard (“Bedard”) (collectively hereinafter referred to as the “Settling Defendants”), by and through their respective counsel.

WHEREAS:

A.                                   The following action (the “Action”) has been filed against Zomax, Inc. and certain of its present or former officers and directors:

Charles Fazio, individually and on behalf of all others similarly situated v. Zomax, Inc., James T. Anderson, James E. Flaherty and Michelle S. Bedard, Civil Action 04-1155(DWF/SRN).

B.                                     This Stipulation is intended to fully, finally, and forever resolve, discharge and settle the Action and all Settled Claims, as defined herein, with prejudice and without costs, against the Released Parties, as defined herein.  Upon and subject to the terms and conditions hereto, this Stipulation is subject to approval by the Court after notice and hearing;

C.                                     By Order dated May 25, 2004, the Court appointed Dungan, Ltd. as the Lead Plaintiff, Schiffrin & Barroway, LLP as Lead Counsel and Zimmerman Reed, PLLP as Liaison Counsel for the Class;

D.                                    On June 14, 2004 and July 9, 2004, Zomax and Flaherty, respectively, filed motions to dismiss the initial complaint.  On July 20, 2004, the Court entered a scheduling order extending Plaintiffs’ time to respond to the motions to dismiss until after filing the Consolidated Amended Complaint;

E.                                      On August 13, 2004, Plaintiffs filed their Consolidated Amended Complaint (the “Complaint”).  The Complaint alleges, among other things, that from May 25, 2000 through October 18, 2002 the Settling Defendants issued false and misleading press releases and other statements concerning demand, sales and profitability of Zomax products, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under Section 10(b).  The Complaint also alleges that while Settling Defendants issued such statements, Individual Defendants Anderson and Bedard began selling Zomax common stock, knowing that false and misleading information had inflated the value of the stock, and reaping proceeds of over $12.5 million in violation of Section 20(A)(a) of the Exchange Act of 1934.  The Complaint alleges further that a September 21, 2000 announcement by Zomax that its third quarter 2000 financial results would be lower than the Company had been predicting caused the price of the stock to drop, but that the violations underlying the announcement did not become known to the public until an October 18, 2002 announcement by Zomax that it was under investigation by the SEC in connection with the Individual Defendants’ insider trading during the summer of 2000.  The Complaint alleges that this announcement also caused the price of Zomax common stock to drop;

F.                                      On September 19, 2004, Zomax filed its Motion to Dismiss the Consolidated Amended Complaint in its entirety and on October 12, 2004, Anderson and Bedard filed their Motion to Dismiss the Consolidated Amended Complaint in its entirety.  On October 26, 2004, Settling Defendants and Plaintiffs filed a Joint Stipulation to Suspend Zomax’s Motion to Dismiss Hearing and Briefing Schedule regarding the Motion to Dismiss.  By Order dated October 27, 2004, Settling Defendants’ Motion to Dismiss Plaintiffs’ Consolidated Amended Complaint was suspended so that the parties would have an opportunity to engage in serious settlement negotiations;

G.                                     Lead Plaintiff and Lead Plaintiff’s Counsel recognize the burden, expense, risk and uncertain outcome of litigating this Action further, and Lead Plaintiff, on behalf of itself and other members of the Class desire to settle their claims against the released parties, on terms and conditions hereafter set forth and deem said Settlement to be fair, reasonable, adequate and in the best interest of the Class;

H.                                    The Settling Defendants do not admit the allegations of the Complaint, and further contend that the Action is barred by applicable statutes of limitation.  Settling Defendants also recognize the burden, expense, risks and uncertain outcome of litigating this Action further, and have therefore concluded that it is desirable and beneficial to them that the claims asserted against them in this Action be settled on the terms and conditions hereafter set forth;

I.                                         The parties have engaged in extensive discussions and arm’s length negotiations with respect to a compromise and settlement of the Class Members’ claims against the Released Parties, as hereafter defined, with a view toward settling the issues in dispute and achieving the best relief possible consistent with the interests of the Class.  In agreeing to this Settlement, Plaintiffs do not concede that any infirmities exist in their claims, nor do Settling Defendants concede any infirmities in their defenses to such claims, or that the claims are valid or have merit; and

J.                                        The parties have agreed that upon the execution of this Stipulation, Lead Plaintiff shall conduct discovery to confirm the factual basis for the Settlement (“confirmatory discovery”) under appropriate safeguards for confidentiality and restrictions on use if the proposed Settlement ultimately is not achieved.  Zomax will produce for Lead Plaintiff’s Counsel’s inspection those documents that Zomax produced to the SEC or any other regulatory body in connection with their earlier investigation(s) related to the Released Claims, including any transcripts of depositions provided in connection with said investigations, as well as any requests for production or other documents outlining the scope of said investigation.  This information shall be made available to Lead Plaintiff’s Counsel at a site to be determined in the discretion of Zomax’s Counsel and Lead Plaintiff will complete the review of the documents produced within 45 days of execution of this Stipulation and receipt of access to the documents.  The parties have agreed that if Lead Plaintiff determines that the continuing discovery does not support the Settlement as fair, reasonable and adequate, Lead Plaintiff has the right to withdraw from the Settlement by the earlier of 30 days from the completion of the review, or the hearing on the Preliminary Approval Order.

K.                                    Based upon their investigation to date, Lead Plaintiff’s Counsel conclude that the terms and conditions of this Stipulation are fair, reasonable and adequate to Plaintiffs and the Class, and in their best interest, and Lead Plaintiff has agreed to settle the claims raised in the Action pursuant to the terms and provisions of this Stipulation, after considering (a) the substantial benefits that Plaintiffs and the Class will receive from the Settlement; (b) the attendant risks of litigation; and, (c) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

NOW THEREFORE, without any admission or concession on the part of Plaintiffs of any lack of merit of the Action or of any fact alleged in the Action, whatsoever, and without any admission or concession of any liability or wrongdoing, or lack of merit in the defenses, or with respect to the merit of any fact alleged by Plaintiffs, whatsoever, by the Settling Defendants, it is hereby STIPULATED AND AGREED, subject to approval of the Court, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Settled Claims as against the Released Parties shall be fully and forever comprised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

DEFINITIONS

1.                                       As used in this Stipulation, the following terms shall have the following meanings:

(a)                                  “Authorized Claimant” means a Class Member (as defined below), who submits a timely and valid Proof of Claim in such form and manner, and within such time as specified herein, to the Claims Administrator (as defined below).

(b)                                 “Claims Administrator” means A.B. Data, Ltd. (“A.B. Data”), which shall administer the Settlement.

(c)                                  “Class” and “Class Members” mean all Persons who purchased or otherwise acquired Zomax common stock between May 25, 2000 and October 18, 2002, inclusive.  Excluded from the Class are Settling Defendants, the officers and directors of the Company, members of their immediate families and their legal representatives, heirs, successors or assigns and any entity in which Settling Defendants have or had a controlling interest.  The portion of the exclusion which relates to “successors” or “assigns” is not intended to mean any Persons who made open market purchases and would otherwise be part of the Class.  Also excluded from the Class are any putative Class Members who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice.

(d)                                 “Class Period” means the period May 25, 2000 to October 18, 2002, inclusive.

(e)                                  “Court” means the United States District Court for the District of Minnesota.

(f)                                    “Effective Date of Settlement” or “Effective Date” is the date defined in paragraph 41 of the Stipulation.

(g)                                 “Final Judgment and Order” means the order to be entered by the Court approving the Settlement, in the form attached hereto as Exhibit B.

(h)                                 “Gross Settlement Fund” means the Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000) (the “Settlement Cash”), plus any interest earned thereon, and the Settlement Shares of 1,500,000 freely tradable shares of Zomax common stock that Defendant Zomax agrees to contribute to the Settlement.

(i)                                     “Individual Defendants” means James T. Anderson, James E. Flaherty and Michelle S. Bedard.

(j)                                     “Lead Plaintiff” means Dungan Ltd.

(k)                                  “Lead Plaintiff’s Counsel” means the law firm of Schiffrin & Barroway, LLP.

(l)                                     “Net Settlement Fund” means the Gross Settlement Fund, as defined herein, net of any taxes, as referred to in Paragraph 13, on the income thereof, and net of any funds or shares used to pay (i) the notice and administrative costs referred to in paragraph 15, and (ii) the attorneys’ fees and expense award referred to in paragraphs 16-18.

(m)                               “Notice” means the Notice of Pendency of Class Action on Proposed Settlement and Motion for Attorneys’ Fees and Expenses, which is to be sent to members of the Class substantially in the form attached hereto as Exhibit A-1.

(n)                                 “Person” means any individual, corporation, partnership, association, affiliate, joint stock company, trust, estate, unincorporated association, government and any political subdivision thereof, and any other type of legal or political entity.

(o)                                 “Preliminary Approval Order” means the order preliminarily approving the Settlement and directing notice thereof to the Class, which order is in the form attached hereto as Exhibit A.

(p)                                 “Proof of Claim” means the proposed Proof of Claim and Release in the form attached as Exhibit A-2.

(q)                                 “Publication Notice” means the summary notice of proposed Settlement and Settlement Hearing for publication in the form attached as Exhibit A-3.

(r)                                    “Released Parties” means the Settling Defendants, Zomax, Inc., James T. Anderson, James E. Flaherty, Michelle S. Bedard and their respective present and former parents, subsidiaries, affiliates, and any of their officers, directors, partners, employees, agents, representatives, attorneys, advisors, investment advisors, fiduciaries, insurers and reinsurers, auditors and accountants, predecessors, heirs, successors and assigns of each of them, and any other Person in which any of the foregoing has or had a controlling interest or which is or was related to or affiliated with any of the foregoing.

(s)                                  “Restitution Fund” means any fund created as a result of any SEC enforcement proceeding or related settlement, the approval of which is solely in the discretion of the SEC.

(t)                                    “Settled Claims” means any and all claims, debts, demands, rights or causes of action or liabilities, including both known claims and Unknown Claims (i) that have been asserted in this Action by the Class Members or any of them against any of the Released Parties or (ii) that could have been asserted in any forum by the Class Members or any of them against any of the Released Parties which in any way are based on allegations of insider trading, misrepresentations, omissions, or other disclosure-related claims which could form the basis of a claimed securities law violation, which allegations are in respect to acts or omissions during the Class Period and which in any way relate to the purchase of Zomax stock during the Class Period.  Settled Claims does not include any claims between Zomax on the one hand, and either Anderson or Bedard on the other hand, including those claims (whether in contribution, indemnity, under the securities laws, state law or the like) which in any way arise from the Action, the facts alleged in the Action, the costs associated with this Settlement or other costs or losses in any way associated with the facts alleged in the Action or any other proceeding or investigation, which claims have been and will continue to be preserved and not in any way impaired hereby, all in respect to the agreement between Zomax, Anderson and Bedard.  Settled Claims also does not include any claims which in any way relate to the restatement of financial results announced by Zomax on March 1, 2005 or any expansion of the restatement to periods occurring within the Class Period.

(u)                                 “Settlement” means the settlement contemplated by this Stipulation.

(v)                                 “Settling Defendants” means Zomax, James T. Anderson, James E. Flaherty, Michelle S. Bedard.

(w)                               “Settled Defendants’ Claims” means any and all claims, rights or causes of action or liabilities, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims, that have been or could have been asserted in the Action or any forum by the Settling Defendants or any of them or the successors and assigns of any of them against the Lead Plaintiff, Class Members or their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action (except for claims to enforce the Settlement).

(x)                                   “Settling Defendants’ Counsel” mean the law firms of Dorsey & Whitney L.L.P., Lindquist & Vennum P.L.L.P. and Greene Espel, P.L.L.P.

(y)                                 “Unknown Claims” means any and all Settled Claims, which the Lead Plaintiff or any Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, and any Settled Defendants’ Claims which any Defendant does not know or suspect to exist in his, her, or its favor, which if known by him, her or it might have affected his, her, or its decision(s) with respect to the Settlement.

SETTLING DEFENDANTS DO NOT ADMIT ANY
WRONGDOING OR LIABILITY

2.                                       The Settling Defendants make no admission of liability or any fact alleged in the Action.  In addition, Plaintiffs do not concede that any infirmities exist in their claims, nor do Settling Defendants concede any infirmities in their defenses to such claims.

SCOPE AND EFFECT OF SETTLEMENT

3.                                       The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action as against the Settling Defendants and any and all Settled Claims against any and all Released Parties.

4.                                       Upon the Effective Date of this Settlement, Lead Plaintiff and each Class Member, on behalf of themselves, their heirs, executors, administrators, successors and assigns and any Persons they represent, shall be (i) conclusively deemed to have fully, finally and forever settled, released, relinquished and discharged all Settled Claims against the Released Parties; (ii) conclusively deemed to have covenanted not to sue the Released Parties in any action alleging any Settled Claims and (iii) forever barred from asserting any Settled Claims against any of the Released Parties.  The releases set forth herein shall release Settled Claims, including Unknown Claims, as that term is used in Section 1542 of the Civil Code of the State of California, and all Class Members who do not exclude themselves from the Class and this Settlement will and will be deemed to expressly waive any and all rights under that statute or similar statutes of any other jurisdiction.  With respect to any and all Settled Claims and Settled Defendants’ Claims, the parties stipulate and agree that upon the Effective Date, the Lead Plaintiff and the Settling Defendants shall expressly waive, and each Class Member shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Lead Plaintiff and Settling Defendants acknowledge, and Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Settled Claims and Settled Defendants’ Claims was separately bargained for and was a key element of the Settlement.

5.                                       If the Settlement is approved by the Court, the Final Judgment and Order will dismiss the Litigation as against the Settling Defendants with prejudice, and will bar and permanently enjoin all Plaintiffs and each Class Member, regardless of whether such Class Member has submitted a Proof of Claim and Release, from prosecuting the Settled Claims against any of the Released Parties.  Plaintiffs and Class Members shall be conclusively deemed to have released any and all Settled Claims against the Released Parties, and to have agreed to the bar, reduction and the related provisions in the immediately following paragraph.

6.                                       It is agreed that upon the Effective Date, the pertinent provisions of the Public Securities Litigation Reform Act of 1995 (“PSLRA”) relating to settlement discharge (15 U.S.C. § 78u-4(f)(7)(A&B)) will apply to this Settlement, and pursuant thereto, and pursuant to the parties’ agreement, the Final Judgment and Order will bar all future claims for contribution (arising out of or in any way related to the Settled Claims) by any Person against the Released Parties.  Additionally, it is agreed that the Final Judgment and Order will permanently enjoin all Persons, including any Persons who may in the future assert any third party or cross claim against any Released Party, from instituting or prosecuting any action, claim, crossclaim, third-party claim or proceeding against any Released Party for equitable, partial, comparative, or complete contribution, subrogation, and/or indemnity, however denominated, arising out of or relating in any way to the Settled Claims.  It is further agreed that the Court will find that all such claims, including any future third party or cross claims, are fully extinguished, discharged, satisfied and made unenforceable.  To assure the effectiveness of the bar and discharge agreements and orders provided here, and to assure the Released Parties of a final and global resolution of the Settled Claims, it is agreed that the Final Judgment and Order will order that any future claim or resulting verdict for or on behalf of any Plaintiff or Class Member arising out of or relating in any way to the Settled Claims, which claim or resulting verdict is against any non-party which has asserted any claim relating to or arising out of any Settled Claim against a Released Party, will be reduced in an amount that corresponds to the greater of (i) the percentage (up to and including 100%) of responsibility of that Released Party or (ii) the amount paid by or in behalf of that Released Party in respect to this Settlement.  The Court shall retain jurisdiction over the parties hereto and over the Class Members in respect to enforcing and administering the Stipulation, including the enforcement of the releases and the bar/reduction agreement and orders provided for herein.  Notwithstanding anything to the contrary in this paragraph 6, however, the Court’s order will not impair the preservation of claims as between Zomax, Anderson and Bedard as provided in the “Settled Claims” definition at paragraph 1(t) of this Stipulation.

THE SETTLEMENT CONSIDERATION

7.                                       In full and final settlement of the claims in this Action, the Defendant Zomax shall provide to the Class a total consideration of $2,250,000 in cash, plus 1,500,000 shares (the “Settlement Shares”) of freely tradable shares of Zomax common stock (collectively, the Settlement Cash with any interest thereon, and the Settlement Shares, shall be referred to as the “Gross Settlement Fund” or the “Settlement Fund”) and shall be provided as follows:

(a)                                  Within three (3) business days from the date of execution of the Court’s Final Judgment and Order, Settling Defendants, pursuant to an Escrow Agreement, shall deposit $2,250,000 (less any amounts advanced for administrative costs pursuant to paragraph 7(b) of this Stipulation) in cash into an interest bearing Escrow Account (the “Cash Settlement Fund”), at Wells Fargo Bank, pursuant to an Escrow Agreement which is governed by this Stipulation and which is agreeable to Lead Plaintiff’s Counsel and counsel to Zomax, or as ordered by the Court.  Interest earned on the Cash Settlement fund while held in escrow shall accrue for the benefit of the ultimate recipients of the Settlement Fund.

(b)                                 Within fifteen (15) business days of the Court’s execution of the Preliminary Approval Order, and upon an itemized estimate of the costs of Notice and Administration of the Settlement, Defendant, Zomax will advance to A.B. Data the amount of such estimate up to $100,000, to be used to pay such costs (including the fees of A.B. Data) as they are incurred.  Should the Settlement not consummate, any amounts not so used or required to pay costs incurred shall belong to Defendant Zomax.

(c)                                  With respect to Settlement Shares, in accordance with the timetable described in (d) below, the Class shall receive 1,500,000 shares of freely tradable Zomax common stock, less any shares awarded by the Court and issued by Zomax to Lead Plaintiff’s Counsel as attorneys’ fees (the “Net Settlement Shares”).  The Settlement Shares shall be duly and validly issued fully paid, non-assessable, and free from all liens and encumbrances.  To the extent that there occurs (or the record date occurs for) any stock splits, reclassifications or stock dividends with respect to Zomax common stock or any change or conversion of Zomax common stock into other securities prior to the issuance of stock in the Settlement, then the 1,500,000 shares shall be treated as if they are, as of the date hereof, fully issued and outstanding and shall be treated the same as all other shares of Zomax common stock currently issued and outstanding as of the date hereof.

(d)                                 Subsequent to the Effective Date, Zomax shall issue and deliver the Net Settlement Shares to the Authorized Claimants, in whole or in part, within ten (10) business days of receipt of written instructions from the Claims Administrator in accordance with paragraph 34 below and the signing of the Order of Distribution authorizing the allocation.  Zomax shall bear all costs of issuing such shares, including the costs associated with registering (if necessary), printing and issuing shares certificates, as well as any costs necessary to make the shares freely tradable.

(e)                                  The parties hereto stipulate, and shall ask the Court to find in the Final Judgment and Order, among other things, that the issuance of stock in consideration of this Settlement is in reliance upon and subject to the exemption from registration under Section 3(a)(10) of the Securities Act of 1933 and any applicable provisions of states’ securities laws and is based on this Court’s approval of the issuance and Settlement as fair, both substantively and procedurally, to those to whom the stock will be issued.  In the event the stock issuance is not exempt from registration under the Securities Act of 1933 or any state securities laws, Zomax will pay all expenses necessary to register the shares accordingly.

8.                                       Zomax warrants that, as of the date of this Stipulation, it is not insolvent, nor will payment of the Cash Settlement Fund or distribution of the Non-Cash Consideration render Zomax insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code.  If a case is commenced in respect of Zomax under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the payment of the Gross Settlement Fund and any accrued interest, or any portion thereof, to be a preference, voidable transfer, fraudulent transfer or similar transaction, then, at the election of Lead Plaintiff’s Counsel, the parties shall jointly move the Court to vacate and set aside the releases given and Final Judgment and Order entered in favor of the Settling Defendants pursuant to this

Stipulation, and the Stipulation shall be null and void, and the parties hereto shall be restored to their respective positions in the litigation immediately prior to October 29, 2004.

9.                                       No part of the Gross Settlement Fund shall constitute, nor shall they be construed or treated as constituting, a payment in lieu of fines, penalties, forfeitures or punitive recoveries.

10.                                 Upon the Effective Date, all remaining interest or right of each of the Settling Defendants in the Gross Settlement Fund shall be absolutely and forever extinguished except as provided in this Stipulation.

THE SETTLEMENT FUND

11.                                 All funds held in the Escrow Account shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed to the Class or returned to Defendant Zomax pursuant to this Stipulation and/or further order of the Court.  Any funds in excess of $100,000 shall be invested in short term United States Agency or Treasury Securities, and shall collect and reinvest all interest accrued thereon.  In the event any funds held in the Escrow Account are less than $100,000, then such amount may be held in an interest bearing account of the Escrow Agent, insured by the FDIC.  The Settling Defendants shall bear no risk related to the investment of the Cash Settlement Fund, and once it is delivered to the Escrow Account, Settling Defendants are fully relieved of any risk of loss, all such risk being that of the Claims Administrator, Lead Plaintiff’s Counsel and/or the Class.

12.                                 Subject to further order and/or directions as may be made by the Court or pursuant to written direction by the parties to this Stipulation, the Claims Administrator is authorized to execute such transactions on behalf of the Lead Plaintiff and the Class as are consistent with the terms of this Stipulation.

TAX TREATMENT OF THE SETTLEMENT FUND

13.                                 (a)                                  The parties and A.B. Data hereto agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1.  The Claims Administrator and, as required, the parties hereto shall jointly and timely make such elections as necessary or advisable to carry out the provisions of this paragraph 13(a), including the “relation-back election” (as defined in Treasury Regulation §1.468B-1) back to the earliest permitted date.  Such elections shall be made in compliance with the procedures and requirements contained in such regulations.  It shall be the responsibility of the Claims Administrator to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

(b)                                 For the purposes of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” as defined in § 1.468B-2(k)(3) shall be A.B. Data.  The Claims Administrator shall timely and properly file informational and other tax returns necessary or advisable with respect to the Cash Settlement Fund (including without limitation the returns described in Treasury Regulation § 1.468B-2(k and 1)), if applicable.  Defendant Zomax agrees to provide promptly to A.B. Data the statement described in Treasury Regulation § 1.468B-3(e).  Such returns (as well as the election described in paragraph 13(a)) shall be consistent with this paragraph 13 and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Cash Settlement Fund shall be paid out of the Cash Settlement Fund as provided in paragraph 13(c) hereof.

(c)                                  All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Cash Settlement Fund, including any taxes or tax detriments that may be imposed upon Settling Defendants with respect to any income earned by the Cash Settlement Fund for any period during which the Cash Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”), and (ii) expenses and costs incurred in connection with the operation and implementation of this paragraph 13 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this paragraph 13) (“Tax Expenses”), shall be paid out of the Cash Settlement Fund, in all events the Settling Defendants and their insurers shall have no liability or responsibility for the Taxes or the Tax Expenses or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority.  The Settlement Fund shall indemnify and hold Settling Defendants and their insurers harmless for Taxes and Tax Expenses (including, without limitation, taxes payable by reason of any such indemnification).  Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the settlement and shall be timely paid by the Settlement Administrator out of the Net Settlement Fund without prior order from the Court and the Settlement Administrator shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Plaintiffs any funds necessary to pay such amounts including the establishment for adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treasury Regulation § 1.468B-2(1)(2)); Settling Defendants and their insurers are not responsible and shall have no liability therefore or for any reporting requirements that may relate thereto.

(d)                                 The parties hereto agree to cooperate with the Settlement Administrator, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this paragraph 13.

SETTLEMENT DISBURSEMENTS

14.                                 All costs of administering the Settlement, including but not limited to Notice for the Action, administering and distributing the Gross Settlement Fund, and taxes and other expenses, are the sole responsibility of the Plaintiffs and shall be paid out of the Gross Settlement Fund, as provided herein.  The remainder of the Gross Settlement Fund after the payment of the above amounts, as well as attorneys’ fees and expenses shall constitute the “Net Settlement Fund,” which shall be distributed to the Authorized Claimants.

COSTS OF NOTICE AND CLAIMS ADMINISTRATION

15.                                 A portion of the Cash Settlement Fund shall be used to pay costs and expenses in providing proper Notice of Settlement in this Action, the fees and expenses of the Claims Administrator, the costs and expenses of administering this Settlement, including without limitation, costs and expenses necessary to secure court approval of the Stipulation, such as expert affidavits, and the processing and payment of claims, and all taxes.  Notice and administration costs and the fees of the Claims Administrator, up to $100,000, shall be advanced from the Cash Settlement Fund, following entry of the Preliminary Approval Order as provided in Para. 7(b).  Costs exceeding $100,000 shall be paid from the Cash Settlement Fund after the Effective Date upon invoices provided to counsel to the parties.

ATTORNEYS’ FEES

16.                                 A portion of the Gross Settlement Fund shall be used to pay the attorneys’ fees of Plaintiffs’ Counsel and to reimburse them for expenses and costs, including the fees and expenses of experts and consultants, in an amount to be approved by the Court.

17.                                 Lead Plaintiff’s Counsel will apply to the Court for an award from the Gross Settlement Fund of attorneys’ fees not to exceed thirty percent (30%) of the Gross Settlement Fund, including Thirty Percent (30%) of the Cash Settlement Fund and Thirty Percent (30%) of

the Gross Settlement Shares, plus interest, and reimbursement of expenses.  Lead Plaintiff’s Counsel shall decide the allocation of attorneys’ fees among counsel for the Class.  Lead Plaintiff’s Counsel shall not seek attorneys’ fees from any other source other than the Gross Settlement Fund.  It is further understood and agreed that Plaintiffs and the Class expressly waive any and all rights to recover or seek any attorneys’ fees, expenses or costs from the Settling Defendants in connection with the Action, aside from any application that they may make for an award from the Gross Settlement Fund.  Any appeal relating solely to the award of attorneys’ fees or expenses shall not affect the occurrence of the Effective Date.

18.                                 The attorneys’ fees, expenses and costs, including any shares of Zomax common stock awarded, shall be payable to Lead Plaintiff’s Counsel from the Escrow Account or as issued to Lead Plaintiff’s Counsel by Zomax three business days following the entry of the Final Judgment and Order.  Such amount and shares shall be so paid only if Defendant Zomax informs the Claims Administrator that Zomax has received from Lead Plaintiff’s Counsel a bond or letter of credit, issued by a national bank in an amount necessary to guarantee the return of such amount (with interest earned thereon) and shares, to the Gross Settlement Fund in the event that the Effective Date does not occur, or the judgment and/or order making such fee and expense award is reversed or modified, or the Stipulation is canceled or terminated for any other reason, or if the dismissal with prejudice of this Action does not become final.  If Lead Plaintiff’s Counsel does not provide a bond or a letter of credit and therefore does not so receive said amount and shares respecting such attorneys’ fees and costs, the same shall be paid to Lead Plaintiff’s Counsel within three (3) business days of the Effective Date.  No later than 60 days following entry of the Preliminary Approval Order, Zomax shall advise Lead Plaintiff’s Counsel of the number of days advance notice that will be required for receipt of such bond or letter of credit and instructions for issuance of the shares in order to issue any shares awarded by three business days following the entry of the Final Judgment and Order or the Effective Date.  If the Effective Date does not occur, or the judgment and/or order making such fee and expense award is reversed or modified, or the Stipulation is canceled or terminated for any other reason, or if the dismissal with prejudice of this Action or the Related Actions does not become final (any such occurrence being a “Reimbursement Event”), and attorneys’ fees, expenses and costs have been paid to any extent, Lead Plaintiff’s Counsel shall within ten (10) business days after receiving written notice from Settling Defendants’ Counsel or from a court of appropriate jurisdiction of any Reimbursement Event, refund to the Gross Settlement Fund, the fees, expenses and costs previously paid to them, plus the interest earned therefrom, in an amount consistent with such Reimbursement Event.  Furthermore, Lead Plaintiff’s Counsel as a condition of receiving such fees, expenses and costs, on behalf of itself and each partner, agrees that the law firm and its partners are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph.

19.                                 The Released Parties, the Settling Defendants’ and Counsel for any of the Released Parties or the Settling Defendants shall not have any responsibility for, and no liability whatsoever with respect to, any payment to Lead Plaintiff’s Counsel or any other counsel or Person who receives payment from the Gross Settlement Fund or claims entitlement to receive such payment.

20.                                 The procedure for the allowance or disallowance by the Court of any attorneys’ fees, costs and expenses, including the fees of experts and consultants to be paid out of the Gross Settlement Fund, are not part of the Settlement set forth in the Stipulation and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceedings relating solely to the payment of any fees, costs or expenses, or any fee and/or expense application, or any appeal from any order relating thereto or reversal or modification thereto shall not operate to terminate or cancel the Stipulation or affect or delay the finality of the judgment approving the Stipulation and the settlement of the Action set forth herein.

ADDITIONAL FUNDING OF THE SETTLEMENT
THROUGH RESTITUTION

21.                                 The parties will cooperate in an effort to obtain the approval of the SEC to agree to maximize the amount of any civil penalty paid by Zomax pursuant to any SEC enforcement proceeding, arising from the Released Claims, to be made available as a Restitution Fund for the benefit of shareholders, including the Lead Plaintiff and the Class Members.  These same parties hereto recognize that there has been no completion of any settlement of any such SEC enforcement proceeding and that any decision respecting a Restitution Fund is solely within the discretion of the SEC, and none of the Settling Defendants have any responsibility in the event that any such settlement or Restitution Fund is not consummated.  Defendant Zomax and Lead Plaintiff and its Counsel agree further that if such a fund is created, and Class Members are permitted to share in the distribution of such funds, this sharing will serve only to increase such Class Members’ recoveries and Defendant Zomax will make no effort to offset against the amounts to be provided to the Settlement Fund any amounts it pays as a civil penalty which could be part of a Restitution Fund.

ADMINISTRATION

22.                                 The Claims Administrator shall administer the Settlement subject to the jurisdiction of the Court.  Except as stated in this paragraph, the Settling Defendants (and the Settling Defendants’ Counsel) shall have no responsibility for the administration of the

Settlement and shall have no liability to the Class in connection with such administration of the Settlement.  Zomax, within three business days following the Preliminary Approval Order, shall provide to the Claims Administrator, subject to a Confidentiality Agreement attached hereto as Exhibit      and as provided in the Preliminary Approval Order, attached hereto as Exhibit A, the identities of the Class Members in respect to the facilitation of the Notice.

23.                                 No Authorized Claimant shall have any claim against the Lead Plaintiff or Lead Plaintiff’s Counsel based on any distributions made in accordance with or as contemplated by this Stipulation, and in no event shall any Authorized Claimant have any claim against any Settling Defendant, Released Party or Defendants’ Counsel in respect to any distributions or use of the Cash Settlement Fund at such time as it is delivered to the Escrow Account.

24.                                 Subsequent to the Effective Date, Lead Plaintiff’s Counsel will apply to the Court, on notice to Settling Defendants’ Counsel, for an Order (the “Class Distribution Order”) approving the Claims Administrator’s administrative determinations concerning the acceptance and rejection of the claims submitted herein and approving any fees and expenses not previously applied for, including the fees and expenses of the Claims Administrator, and directing payment of the Net Settlement Fund to Authorized Claimants.

DISTRIBUTION TO AUTHORIZED CLAIMANTS

25.                                 The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the “Net Settlement Fund” based upon each Authorized Claimant’s Recognized Claim (as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit A-1, or in such other Plan of Allocation as the Court approves).

26.                                 The Plan of Allocation proposed in the Notice is not a necessary term of this Stipulation and it is not a condition of this Settlement that that Plan of Allocation be approved as long as the Plan of Allocation to be used to distribute the Settlement has been approved by the Court.

27.                                 Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his or her Recognized Claim compared to the total Recognized Claims of all Authorized Claimants.  Lead Plaintiff’s Counsel shall have the discretion to request the Court to preclude recovery by Authorized Claimants who will receive less than $5 or less than 3 shares of Zomax common stock as their pro rata share of the Net Settlement Fund.  In addition, calculations of Recognized Claims resulting in fractional shares shall be paid in cash rather than shares.  The Settling Defendants shall have no interest in the Settlement Fund from and after the Effective Date.  The Settling Defendants shall have no involvement in or responsibility for reviewing or challenging the distributions of the proceeds of the Net Settlement fund to Authorized Claimants so long as the distributions are in accordance with the Plan of Distribution and any orders of the Court.

28.                                 Any Class Member who does not submit a valid Proof of Claim will not be an Authorized Claimant entitled to receive any of the proceeds from the Net Settlement Fund, but will otherwise be bound by all of the terms of this Stipulation, including the terms of the Final Judgment and Order to be entered in the Action and the releases, bars and reductions provided for herein and in such Final Judgment and Order.

29.                                 Except for their obligation to pay the Settlement Amount into the Escrow Account, and to cooperate in the production of information with respect to the identification of Class Members from Zomax’s shareholder transfer records, as provided herein, Settling Defendants shall have no liability, obligation or responsibility for the administration or disbursement of the Net Settlement Fund.  Lead Plaintiff’s Counsel shall have the right, but not the obligation, to direct the Claims Administrator to waive what they deem to be formal or technical defects in any Proof of Claim submitted in the interests of achieving substantial justice.

30.                                 For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an “Authorized Claimant”, the following conditions shall apply:

(a)                                  Each Class Member shall be required to submit a Proof of Claim (see attached Exhibit 2 to Exhibit A), supported by such documents as are designated therein, including proof of the Claimant’s loss, or such other documents or proof as Lead Plaintiff’s Counsel, in their discretion, may deem acceptable;

(b)                                 All Proofs of Claim must be submitted by the date specified in the Notice unless such period is extended by Order of the Court.  Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court a later submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Stipulation, including the terms of the Final Judgment and Order to be entered in the Action and the releases and bars provided for herein and in such Final Judgment and Order.  This provision does not affect the possible benefits which could be available to Class Members from any Restitution Fund as discussed in ¶ 21 above.  Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon.  In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

(c)                                  Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, under the supervision of Lead Plaintiff’s Counsel, who shall determine in accordance with this Stipulation and the Plan of Allocation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

(d)                                 Proofs of Claim that do not meet the submission requirements may be rejected.  Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the claimant in order to remedy the curable deficiencies in the Proof of Claims submitted.  The Claims Administrator, under supervision of Lead Plaintiff’s Counsel, shall notify, in a timely fashion and in writing, all claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefore, and shall indicate in such notice that the claimant whose claim is to be rejected has the right to a review by the Court or its designee if the claimant so desires and complies with the requirements of subparagraph (e) below;

(e)                                  If any claimant whose claim has been rejected in whole or in part desires to contest such rejection, the claimant must, within twenty (20) calendar days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court or its designee.  If a dispute concerning a claim cannot be otherwise resolved, Lead Plaintiff’s Counsel shall thereafter present the request for review to the Court or the Court’s designee as ordered by the Court; and

(f)                                    The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, on notice to Settling Defendants’ Counsel, for approval by the Court or its designee in the Class Distribution Order.

31.                                 Each claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant’s claim and with respect to the release, bar and reduction provisions provided for in this Stipulation and the Final Judgment and Order.

32.                                 Payment pursuant to this Stipulation and the Class Distribution Order shall be deemed final and conclusive against all Class Members.  All Class Members whose claims are not payable pursuant to this Stipulation and the Class Distribution Order shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation, including the terms of the Final Judgment and Order to be entered in the Action and the releases provided for herein, shall be barred from bringing any action against the Released Parties concerning the Settled Claims, and shall be subject to the bar and reduction provisions as provided in this Stipulation and the Final Judgment and Order.

33.                                 The Net Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator only after the Effective Date and after: (i) all Claims have been processed, and all claimants whose Claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; (ii) all objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time for all potential appeals therefrom has expired; (iii) all matters with respect to attorneys’ fees, costs, and disbursements have been resolved by the Court, all appeals therefrom have been resolved or the time for all potential appeals therefrom has expired; and (iv) all costs of administration have been paid.

34.                                 The Claims Administrator shall calculate the number of Settlement Shares to be distributed to the Class Members.  Upon completion of those calculations, the Claims Administrator shall advise Settling Defendants’ Counsel and Lead Plaintiff’s Counsel of the

number of Settlement Shares to be distributed to each Class Member.  Settling Defendants’ Counsel shall thereafter, promptly upon receipt of that information, distribute the Settlement Shares to the Claims Administrator, to distribute to the Class Members in accordance with paragraph 7(c) and (d).

35.                                 If any portion of the Net Settlement Fund, either cash or shares of freely tradable Zomax common stock, remain in the Net Settlement Fund by reason of return mail, uncashed checks or otherwise, including the return of certificates of Zomax common stock, then the following steps shall be taken one (1) year after the initial distribution of the Net Settlement Fund:

(a)                                  The Claims Administrator shall confirm that it has made all reasonable and diligent efforts to have Authorized Claimants who are entitled to participate in the distribution of the Net Settlement Fund cash their distribution checks or claim ownership of their shares of freely tradable Zomax common stock;

(b)                                 The Claims Administrator shall sell, without further Order of the Court, any and all unclaimed Settlement Shares, the proceeds of which, along with any unclaimed Settlement Cash, will become Unclaimed Settlement Cash to be distributed in accordance with subparagraph (c) below;

(c)                                  The Claims Administrator, proportionate to the initial distribution, shall re-distribute any Unclaimed Settlement Cash, after payment of any unpaid costs or fees incurred in administering the Net Settlement Fund for such re-distribution, to Class Members who have cashed their checks and who would receive at least $5.00 or 3 shares of Zomax common stock from such re-distribution;

(d)                                 If after six months after such re-distribution any funds shall remain of the Unclaimed Settlement Cash, Lead Plaintiff’s Counsel shall make an application to the Court to distribute the sum of the unpaid residue in two equal parts to the YMCA of Greater Minneapolis and to the Four Diamonds Fund.

PRELIMINARY APPROVAL ORDER

36.                                 Within 45 days of the execution of this Stipulation, and pending completion of confirmatory discovery, the parties shall file this Stipulation and all of its Exhibits along with an application for the Preliminary Approval Order in the form annexed hereto as Exhibit A.

TERMS OF FINAL JUDGMENT AND ORDER

37.                                 If the Settlement is approved by the Court, counsel for the parties shall request that the Court enter a Final Judgment and Order in the form annexed hereto as Exhibit B.

RIGHT OF EXCLUSION AND OBJECTION

38.                                 Any Person may seek to be excluded from the Class and the Settlement provided for by this Stipulation by submitting a written request for exclusion, which request must state the dates during the Class Period on which the Person purchased Zomax shares, the number and price of such shares so purchased, and the date, number and price respecting the sale of such shares so purchased.  Any request for exclusion must be submitted to the Claims Administrator twenty (20) days before the Final Hearing Date established by the Court.  Any Person so excluded shall not be bound by the terms of the Stipulation, nor entitled to any of its benefits, and shall not be bound by any Final Judgment and Order and/or other order of the Court entered herein, whether pursuant to this Stipulation or otherwise.  Any request for exclusion failing to comply with the requirements of this paragraph will be invalid, and the Person shall not be excluded and will be bound by all of the orders and releases as if such Person had made no request for exclusion.

39.                                 Any Class Member who does not exclude himself, herself, or itself from the Class and the Settlement shall have the right to submit written objections concerning the Settlement, and/or Lead Plaintiff’s Counsel’s application for attorneys’ fees, expenses and costs, which objections shall state all of the reasons for the objections (e.g., a mere statement that “I object” shall not be deemed sufficient).  Any written objections, and any briefs, affidavits or other evidence submitted in support thereof must be filed with the Clerk of the Court by the date set forth in the Court’s Preliminary Approval Order.  All Persons desiring to attend the Final Settlement Approval Hearing and be heard as objectors must have filed written objections as provided herein, as a condition of appearing and being heard at such hearing.  Any Class Member who does not timely file written objections to the Settlement pursuant to this paragraph and the Notice shall not be permitted to object to the Settlement at the Final Settlement Approval Hearing, and shall be foreclosed from objecting to, challenging or otherwise seeking review of the Settlement by appeal or otherwise, in this Action or in any other action.

SUPPLEMENTAL AGREEMENT

40.                                 Simultaneously herewith, Lead Plaintiff’s Counsel and Settling Defendants’ Counsel are executing a “Supplemental Agreement” setting forth certain conditions under which this Settlement may be terminated at the sole election of Zomax based on the degree to which Persons request exclusion from the Class and the Settlement.  Specifically, in order for a request for exclusion to be effective, the Person seeking exclusion must submit a written request for exclusion which is signed by the person requesting exclusion and contains the dates, prices and amounts of all Zomax shares purchased and sold during the Class Period.  This request and information must be submitted to the Claims Administrator twenty (20) days before the Final Hearing Date established by the Court.  The Supplemental Agreement shall not be filed prior to the deadline for submitting exclusion requests unless a dispute arises as to its terms.  In the event of termination of this Settlement pursuant to the Supplemental Agreement, this Stipulation shall become null and void and of no further force and effect and the provisions of paragraph 43 shall apply.  Notwithstanding the foregoing, this Stipulation shall not become null and void as a result of the election by Zomax to exercise its option to terminate the Settlement pursuant to the Supplemental Agreement until the conditions set forth in the Supplemental Agreement have been satisfied.

EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

41.                                 The Effective Date of Settlement shall be the date when all the following shall have occurred:

(a)                                  The Settlement has not been terminated under paragraphs 40 or 43; and

(b)                                 Approval by the Court of the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure; and the entry of the Final Judgment and Order in the form set forth in Exhibit B hereto; and

(c)                                  The later of (i) the expiration of any time for appeal or review of such Final Judgment and Order with no appeal or review having been noticed; or (ii) if any appeal is taken and not dismissed, after such Final Judgment and Order is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari or otherwise.  The appeal of an order solely relating to the award of attorneys’ fees and expenses shall not prevent the Effective Date from occurring except as to any obligation concerning the payment of such fees and expenses, as long as there is no appeal of the Final Judgment and Order approving the Settlement.

42.                                 Upon occurrence of the Effective Date, any and all remaining interest or right of the Settling Defendants in or to the Gross Settlement Fund, if any, shall be absolutely and forever extinguished except as provided in this Stipulation.

43.                                 Settling Defendants’ Counsel or Lead Plaintiff’s Counsel shall have the unconditional right to terminate the Settlement and this Stipulation if (a) Lead Plaintiff determines after the review of confirmatory discovery, as referenced in Para. J above, that the Settlement is not fair, reasonable and adequate; (b) the Court enters a preliminary approval order that is not in the form annexed hereto as Exhibit A hereto except as such order is consented to by all parties in writing or on the record (in which case such order shall be regarded as the Preliminary Approval Order); (c) the Court enters a Final Judgment and Order in the Action that is not in the form set forth in Exhibit B annexed hereto except as such Final Judgment and Order is consented to by all parties in writing or on the record (in which case such order shall be regarded as the Final Judgment and Order); or (d) the Court enters a Final Judgment and Order and appellate review is sought and, on such appeal, the Final Judgment and Order is modified or reversed.  Settling Defendants’ Counsel or Lead Plaintiff’s Counsel shall provide written notice of their intent to terminate the Settlement and this Stipulation to all other parties hereto within thirty (30) calendar days of the occurrence of any of the events referenced above.  For purposes of this provision, a disallowance or modification limited solely to the award of attorneys’ fees, costs and expenses requested by Lead Plaintiff’s Counsel shall not be deemed a modification or disapproval of the Settlement or Final Judgment and Order.

44.                                 Except as otherwise provided herein, in the event the Settlement is terminated or if the Effective Date does not occur for any reason, then the Settlement shall be without force and effect upon the rights of the parties, none of its terms shall be effective or enforceable, and no findings or orders in respect thereto (including any findings or orders relative to a settlement class) shall be used in any proceedings.  In such event, (a) except to the extent costs of notice and administration have been incurred or expended pursuant to the provisions herein; the balance remaining in the Gross Settlement Fund, including any amounts of any fees previously awarded to Lead Plaintiff’s Counsel and paid out of the Gross Settlement Fund, less any notice or administration expenses incurred prior to such termination, and less any taxes payable on the income of the Gross Settlement Fund, shall be returned to Zomax; and (b) the parties shall revert to their litigation positions immediately prior to October 29, 2004, with all rights in respect to motions to dismiss and responses thereto being preserved.  If the Settlement is terminated, the Claims Administrator shall forthwith return the balance of the Gross Settlement Fund to Defendant Zomax.

NO ADMISSION OF WRONGDOING

45.                                 This Stipulation, whether or not consummated, and any proceedings or findings taken pursuant to it:

(a)                                  Shall not be offered or received against the Settling Defendants or any Released Party as evidence of, or construed as, or deemed to be, evidence of any presumption, concession, or admission by any of the Settling Defendants or any Released Party with respect to any fact or issue whatsoever, including any claim of the existence of a class, alleged by Plaintiffs, or the validity of any claim that had been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Settling Defendants or any Released Party;

(b)                                 Shall not be offered or received against the Settling Defendants or any Released Party as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Settling Defendant, or against the Lead Plaintiff or the Class as evidence of any infirmity in the claims of the Lead Plaintiff or the Class;

(c)                                  Shall not be offered or received against the Settling Defendants, any Released Party or against the Lead Plaintiff or the Class as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, the Settling Defendants or any Released Party may refer to it to effectuate the liability protection granted them hereunder;

(d)                                 Shall not be construed against the Settling Defendants, any Released Party or the Lead Plaintiff or the Class as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and,

(e)                                  Shall not be construed as or received in evidence as an admission, concession or presumption against the Lead Plaintiff, the Class or any Class Member that any of their claims are without merit or that damages recoverable under the Complaint would not have exceeded the Gross Settlement Fund.

(f)                                    Shall not be construed against the Settling Defendants, any Released Party or the Lead Plaintiff or the Class as an admission or concession that any alleged class exists or should be subject to certification under Rule 23 of the Federal Rules of Civil Procedure.

MISCELLANEOUS PROVISIONS

46.                                 All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

47.                                 The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Released Parties with respect to the Settled Claims.  Accordingly, the Lead Plaintiff, by its

counsel, on behalf of the Class, and the Settling Defendants agree not to assert in any forum that the litigation was brought by Plaintiffs or defended by the Settling Defendants in bad faith or without a reasonable basis.  The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action.  The parties hereto agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length and in good faith by the parties, and reflect a Settlement that was reached voluntarily after consultation with experienced legal counsel.

48.                                 This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto or their successors-in-interest, or an agreement of all parties on the record of the Court.

49.                                 The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

50.                                 The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees, expenses and costs to Lead Plaintiff’s Counsel and enforcing the terms of this Stipulation.

51.                                 The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

52.                                 This Stipulation and the exhibits attached hereto, and the Supplemental Agreement, constitute the entire agreement among the parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation or its exhibits other than those contained and memorialized in such documents.

53.                                 This Stipulation may be executed in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts.

54.                                 This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto, provided that no assignment by any party hereto shall operate to relieve such party of its obligations thereunder.  The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of Minnesota without regard to conflicts of laws, except to the extent that federal law requires that federal law governs.

55.                                 This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s length negotiations between the parties and all parties hereto have contributed substantially and materially to the preparation of this Stipulation.

56.                                 All counsel and any other Person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

57.                                 Lead Plaintiff’s Counsel and Settling Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Order for Notice and Hearing, the Stipulation, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

58.                                 None of the Plaintiffs nor Settling Defendants, nor counsel for any of them, will make any public statement or comment to the press, either directly or indirectly, regarding the Action, Settlement or Stipulation which disparages the other or the merits of the claims or defenses which were or could have been asserted in the Action

59.                                 Upon the Effective Date, the Lead Plaintiff and Lead Plaintiff’s Counsel shall return to Zomax all documents and other information, including all copies thereof, received during confirmatory discovery.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Stipulation, to be executed, by their duly authorized attorneys, as of the day and year first above written.

/s/ Michael K. Yarnoff
SCHIFFRIN & BARROWAY, LLP
MICHAEL K. YARNOFF
KAY E. SICKLES
280 King of Prussia Road
Radnor, PA 19087

Lead Plaintiff’s Counsel

/s/ Richard B. Solum
DORSEY & WHITNEY LLP
RICHARD B. SOLUM
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498

Counsel for Settling Defendant Zomax

/s/ William Michael, Jr.
William Michael, Jr.
Lindquist & Vennum PLLP
4200 IDS
80 South 8th Street
Minneapolis, MN 55402

Counsel for Individual Defendants James T. Anderson and Michelle E. Bedard

/s/ Andrew M. Luger
Andrew M. Luger
Greene Espel, P.L.L.P.
200 South Sixth Street, Suite 1200
Minneapolis, MN 55402

Counsel for Individual Defendant James E. Flaherty